Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTRAL GARDEN & PET COMPANY ANNOUNCES FISCAL 2012 FIRST QUARTER RESULTS

Sales increase 7% to $302 million; Net loss of $0.27 per share

WALNUT CREEK, CALIFORNIA, February 1, 2012 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal first quarter ended December 24, 2011.

The Company reported first quarter net sales of $302.1 million, a 7 percent increase over the comparable period a year ago. Net sales increased in both its Garden Products and Pet Products segments by 8 and 7 percent, respectively. The first quarter operating loss was $11.3 million compared to an operating loss of $6.5 million in the first quarter of 2011, primarily reflecting the continuing impact of higher grain and other raw material costs as well as a change in product mix. The net loss for the quarter was $13.1 million, or $0.27 per fully diluted share, compared with a loss of $9.6 million, or $0.16 per fully diluted share, in the year-ago period. Typically, the Company has reported a loss in its fiscal first quarter given the seasonal nature of the lawn and garden category.

“We continued to drive solid revenue growth this quarter, with gains in both our Garden and Pet businesses,” said Bill Brown, Chairman and CEO. “As expected, it was a challenging quarter, as raw material costs remained high and the mix of sales favored lower-margin products which impacted our bottom line results. We are dually focused on managing our operations in this challenging economic environment, while moving forward with the transformation of Central into an integrated, multi-brand company. We believe our strong portfolio of products and talented employee base will be keys in achieving our goal of sustainable long-term growth and improved profitability.”

Gus Halas, President and CEO of Central Operating Companies, commented, “We are progressing on our planned actions to significantly improve our execution and reduce costs across the organization while positioning our sales and marketing teams for continued success in growing revenues. We remain as committed as ever to exceeding our customers’ expectations, providing consumers with innovative product solutions, and benefitting our shareholders by increasing our efficiency and profitability.”

First Quarter 2012 Details

Both the Garden Products and Pet Products segments contributed to the Company’s sales gains for the quarter. Net sales for the Garden Products segment rose 8 percent or $7.9 million over the same period a year ago to $102.8 million. The Garden Products segment’s branded product sales were $89.9 million and sales of other manufacturers’ products were $12.9 million. Historically, first quarter revenues for the Garden Products segment have been the lowest of any quarter of the year due to the seasonality of the lawn and garden market. In the first quarter, the Garden Products segment’s gross and operating margins continued to be impacted by high raw material costs for bird feed and by product mix. The Garden Products segment’s operating loss in the quarter was $11.1 million, compared to an operating loss of $8.0 million in the first quarter of 2011.

First quarter net sales for the Pet Products segment increased 7 percent, or $12.5 million, over the prior year to $199.3 million. The Pet Products segment’s branded product sales were $156.6 million and sales of other manufacturers’ products were $42.7 million. The Pet Product segment’s gross and operating margins declined, due in part to product mix, increased raw material costs, and higher trade and consumer spending. The Pet Products segment’s operating income was $9.7 million compared to operating income of $11.4 million in the prior-year period.

At December 24, 2011, the Company’s cash and short-term investments balance was $28.1 million. Net interest expense was $9.5 million for the quarter compared to $8.9 million in the prior-year period. Depreciation and amortization expense was $7.4 million in the first quarter of 2012, compared with $7.0 million in the prior-year period. The Company’s effective tax rate for the first quarter of 2012 was 37 percent on its operating loss, compared with 39 percent in the prior-year period.

Total debt at December 24, 2011 was $460.7 million compared to $400.3 million at December 25, 2010. The quarter-ending total leverage ratio, as defined in the Company’s credit agreement, was 3.9x. During the first quarter of 2012, the Company repurchased 2.6 million shares of its voting common and non-voting Class A common stock, for $20.9 million, as part of a $100 million authorized share repurchase program announced in June 2011.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its first quarter 2012 results. The conference call will be accessible through the investor relations section of Central’s website, http://www.central.com.

Alternatively, to listen to the call by telephone, dial 1-412-317-6789 and enter passcode 10009247. A replay of the call will be available for three weeks by dialing 1-412-317-0088 (domestic and international) and entering passcode 10009247.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®,

BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including achieving sustainable long-term growth and improved profitability, forecasted cost reductions and sales increases and improved efficiency and profitability from the Company’s transformation initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed on November 21, 2011, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contact: Steve Zenker

VP of Investor Relations & Communications

Central Garden & Pet Company

925.948.3657

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	December 25, 2010	December 24, 2011
Net sales	$281,719	$302,066
Cost of goods sold and occupancy	198,662	221,328

Gross profit	83,057	80,738
Selling, general and administrative expenses	89,540	92,018

Loss from operations	(6,483)	(11,280)
Interest expense	(9,039)	(9,547)
Interest income	133	28
Other expense	(406)	(114)

Loss before income taxes and noncontrolling interest	(15,795)	(20,913)
Income tax benefit	(6,117)	(7,646)

Loss including noncontrolling interest	(9,678)	(13,267)
Net loss attributable to noncontrolling interest	(86)	(177)

Net loss attributable to Central Garden & Pet Company	$(9,592)	$(13,090)

Net loss per share attributable to Central Garden & Pet Company:
Basic and diluted	$(0.16)	$(0.27)

Weighted average shares used in the computation of net loss per share:
Basic and diluted	60,941	47,823

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 25, 2010	December 24, 2011	September 24, 2011

ASSETS
Current assets:
Cash and cash equivalents	$75,317	$10,289	$12,031
Short term investments	15,320	17,820	17,820
Accounts receivable	130,618	139,254	195,417
Inventories	341,621	365,743	329,546
Prepaid expenses and other	52,610	62,614	47,772

Total current assets	615,486	595,720	602,586
Land, buildings, improvements and equipment—net	165,959	180,401	176,402
Goodwill	208,348	210,223	210,223
Other intangible assets—net	85,768	83,458	84,526
Deferred income taxes and other assets	37,419	18,467	19,266

Total	$1,112,980	$1,088,269	$1,093,003

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$115,651	$122,009	116,524
Accrued expenses	84,931	66,862	75,128
Current portion of long-term debt	147	328	279

Total current liabilities	200,729	189,199	191,931
Long-term debt	400,141	460,346	435,330
Other long-term obligations	4,462	14,253	8,960
Equity:
Common stock	157	123	129
Class A common stock	429	341	359
Class B stock	16	16	16
Additional paid-in capital	473,412	377,598	396,208
Accumulated earnings	33,053	45,455	59,045
Accumulated other comprehensive income	720	1,110	1,019

Total Central Garden & Pet Company Shareholders’ equity	507,787	424,643	456,776
Noncontrolling interest	(139)	(172)	6

Total equity	507,648	424,471	456,782

Total	$1,112,980	$1,088,269	$1,093,003